Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-168728
and 333-168728-01
through 333-168728-07

PROSPECTUS

Offer to Exchange

Up To $250,000,000 of

9.875% Senior Notes due 2018

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $250,000,000 of

9.875% Senior Notes due 2018

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 9.875% Senior Notes due 2018 Offered in the Exchange Offer:

•

The terms of the new notes are identical to the terms of the old notes that were issued on March 11, 2010, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $250,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•	We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on October 4, 2010, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•

Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2010

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

In this prospectus, “we,” “us,” “our,” the “Company,” and “Pioneer” refer to Pioneer Drilling Company and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, Attn: Secretary, (210) 828-7689. To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The information in this prospectus, including information in documents incorporated by reference, includes “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference in this prospectus, regarding projections and estimates concerning the timing and success of future projects, our strategy, future operations, anticipated capital spending, financial position, estimated revenues and losses, projected costs, future backlog, prospects, plans and objectives of management are forward looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “predict,” “plan,” “seek,” “will,” “should,” “goal” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words. These forward looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus, and the risk factors and other cautionary statements described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which are incorporated by reference in this prospectus.

These forward looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially from our expectations. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	decisions about onshore exploration and development projects to be made by oil and gas producing companies;

•	risks associated with economic cycles and their impact on capital markets and liquidity;

•	the continued demand for drilling services or production services in the geographic areas where we operate;

•	the highly competitive nature of our business;

•	our future financial performance, including availability, terms and deployment of capital;

•	the supply of marketable drilling rigs, workover rigs and wireline units within the industry;

•	the continued availability of drilling rig, workover rig and wireline unit components;

•	the continued availability of qualified personnel;

•	the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth;

•	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment; and

•	other factors discussed under “Risk Factors” in Item 1A of our Annual Reports on Form 10-K and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

Because such statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 12 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, each of which is incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, certain statements include forward looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward Looking Statements.”

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes” and the notes issued on March 11, 2010 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.”

Overview of Pioneer Drilling Company

Pioneer Drilling Company is a leading oilfield services company, providing drilling and production services to independent and major oil and gas exploration and production companies in the United States and Colombia. Our company was incorporated in 1979 as the successor to a business that had been operating since 1968. We believe we provide best in class drilling and production services with 71 drilling rigs, 74 workover rigs, 79 wireline units and a diverse fishing and rental tool service offering. We conduct our operations in many of the most attractive producing basins in the United States, including shale plays which are characterized by complex and technically demanding drilling. Since announcing our international expansion effort in 2007, we have placed eight drilling rigs in Colombia.

We conduct our operations through two operating segments: our Drilling Services Division and our Production Services Division. For the quarter ended June 30, 2010, Drilling Services accounted for 65% and Production Services accounted for 35% of our consolidated revenues.

Drilling Services Division. Our Drilling Services Division provides contract land drilling services with its fleet of 71 drilling rigs in the following locations:

Drilling Division Locations	Rig Count
South Texas	19
East Texas	15
North Dakota	8
North Texas	4
Utah	4
Oklahoma	6
Appalachia	7
Colombia / International	8

We obtain our contracts for drilling oil and natural gas wells either through competitive bidding or through direct negotiations with customers. Our drilling contracts generally provide for compensation on either a daywork, turnkey or footage basis. Contract terms generally depend on the complexity and risk of operations, the on-site drilling conditions, the type of equipment used and the anticipated duration of the work to be performed.

Our fleet is comprised of rigs with various horsepower ratings, from 550 to 2,000. Higher horsepower rigs are particularly well suited to drilling demanding wells (such as horizontal or particularly deep wells), and typically receive higher dayrates than lower horsepower rigs.

As of July 23, 2010, 44 drilling rigs are operating under drilling contracts. We have 21 drilling rigs that are idle and six drilling rigs have been placed in storage or “cold stacked” in our Oklahoma drilling division location due to low demand for drilling rigs in that region. We are actively marketing all our idle drilling rigs. During the second quarter of 2009, we established our Appalachian drilling division location and now have six drilling rigs operating in the Marcellus Shale. We are currently upgrading a seventh rig that will begin operating in the Marcellus Shale in September 2010. We have eight drilling rigs operating under drilling contracts in Colombia. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs.

Production Services Division. Our Production Services Division provides a range of well services to oil and gas drilling and producing companies, including workover services, wireline services, and fishing and rental services. Our production services operations are managed through locations and are concentrated in the major United States onshore oil and gas producing regions in the Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian states. We provide our services to a diverse group of oil and gas companies. The primary production services we offer are the following:

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Well Services. Existing and newly-drilled wells require a range of services to establish and maintain production over their useful lives. We use our fleet of 74 workover rigs in eight locations to provide these required services, including maintenance of existing wells, workover of existing wells, completion of newly-drilled wells, and plugging and abandonment of wells at the end of their useful lives. We have a premium workover rig fleet consisting of sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig. As of July 23, 2010, 72 workover rigs have crews assigned and are either operating or are being actively marketed. The remaining two workover rigs in our fleet are idle with no crews assigned.

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Wireline Services. In order for oil and gas companies to better understand the reservoirs they are drilling or producing, they require logging services to accurately characterize reservoir rocks and fluids. When a producing well is completed, they also must perforate the production casing to establish a flow path between the reservoir and the wellbore. We use our fleet of wireline units to provide these important logging and perforating services. We provide both open and cased-hole logging services, including the latest pulsed-neutron technology. In addition, we provide services which allow oil and gas companies to evaluate the integrity of wellbore casing, recover pipe, or install bridge plugs. During the current year, we have acquired 12 additional wireline units, for a total of 79 wireline units in 20 locations.

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Fishing and Rental Services. During drilling operations, oil and gas companies frequently need to rent unique equipment such as power swivels, foam circulating units, blow-out preventers, air drilling equipment, pumps, tanks, pipe, tubing, and fishing tools. We provide rental services out of four locations in Texas and Oklahoma. As of June 30, 2010 our fishing and rental tools have a gross book value of $13.1 million.

Competitive Strengths

Our competitive strengths include:

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One of the Leading Providers in Many of the Most Attractive Basins. Our 71 drilling rigs operate in many of the most attractive producing basins in the Americas, including the Bakken, Marcellus and Eagle Ford Shales and Colombia. Our rigs are located in eight divisions throughout the United States and Colombia, diversifying our geographic exposure and limiting the impact of any regional slowdown. We believe the varied horsepower capabilities of our rigs (550 horsepower to 2,000 horsepower) make them well suited to these various areas where the optimal rig configuration is dictated by local geology and market conditions. Furthermore, certain of our divisions, such as Colombia, North Dakota and parts of our South Texas division, are located in basins with oil-focused drilling, which reduces our relative exposure to changes in natural gas drilling activity.

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High Quality Assets. We believe our drilling rig fleet is modern and well maintained, with 31 newbuild rigs purchased since 2001, and the majority of these constructed from 2004 to 2006. The majority of our rig fleet has preferred equipment such as more efficient and lower emission engines, rounded bottom mud tanks, matched horsepower mud pumps and mobile or fast-paced substructures. In addition, 69% of our rig fleet has a horsepower rating of over 1,000 horsepower and 49% has top drives. We estimate that more than 75% of our drilling rigs are capable of drilling in shale plays, which typically require higher specification rigs than traditional areas. Our wireline and well servicing assets are among the newest in the industry, with 56% having been built in 2007 or later and all but one of the well servicing rigs having at least 550 horsepower. We believe that our modern and well maintained fleet allows us to realize higher contract and utilization rates by being able to offer our customers equipment that is more reliable and requires less downtime than older equipment.

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Provide Services Throughout the Well Life Cycle. By offering our customers drilling, production and related services, we capture revenue throughout the life cycle of a well and diversify our business. Our Drilling Services Division performs work prior to initial production, and our Production Services Division provides services such as logging, completion, perforation, workover and maintenance throughout the productive life of a well. We also provide certain end-of-well-life activities such as plugging and abandonment. Drilling and production services activity has historically exhibited different degrees of demand fluctuation, and we believe the diversity of our services reduces our exposure to decreases in demand for any single service activity. The diversity of our services also enhances customer revenues by allowing us to cross-sell services in our various business divisions.

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Excellent Safety Record. We believe that our excellent safety record and reputation are critical to winning new business and expanding our relationships with existing customers. Our commitment to safety also reduces our business risk by keeping our employees safe and our equipment in good condition. We have consistently exceeded the International Association of Drilling Contractors, or IADC, average for recordable incidents and have achieved a 65% improvement in recordable incidents since 2005. Much of our equipment contains additional safety features such as the iron roughnecks we have installed on 63% of our drilling rigs. In July and November 2009, we received scores of 100% on health, safety, environment and quality audits by Ecopetrol S.A. (“Ecopetrol”) (NYSE: EC), one of the leading oil companies in Latin America, for whom we currently operate eight drilling rigs in Colombia. We believe our strong performance on such measures has contributed significantly to our growing business with Ecopetrol.

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Experienced Management Team. We believe that important competitive factors in establishing and maintaining long-term customer relationships include having an experienced and skilled management team and maintaining employee continuity. Our CEO, Wm. Stacy Locke, joined Pioneer in 1995 as President and has over 25 years of professional experience. Our two division presidents, F.C. “Red” West and Joe Eustace, have over 70 years of combined oilfield services experience. Our management team has operated through numerous oilfield services cycles and provides us with valuable long-term experience and a detailed understanding of customer requirements. We also seek to maximize employee continuity and minimize employee turnover by maintaining modern equipment, a strong safety record, ongoing growth and competitive compensation. We have devoted, and will continue to devote, substantial resources to our employee safety and training programs and maintaining low employee turnover.

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Long-standing and Diversified Customers. We maintain long-standing, high quality customer relationships with a diverse group of major independent oil and gas companies including Anadarko Petroleum Corporation, Cabot Oil and Gas Corporation, Whiting Petroleum Corporation and Chesapeake Energy Corporation. We also maintain a high quality relationship with Ecopetrol, which accounted for approximately 16% of our 2009 consolidated revenues. No other single customer accounted for more than 6% of consolidated revenues during the same period. We believe our relationships with our customers are excellent and offer numerous opportunities for future growth.

Our Strategy

In past years, our strategy was to become a premier land drilling and production services company through steady and disciplined growth. We executed this strategy by acquiring and building a high quality drilling rig fleet and production services business that operates in active drilling markets in the United States and Colombia. Our long-term strategy is to maintain and leverage our position as a leading land drilling and production services company, continue to expand our relationships with existing customers, acquire new customers in the areas in which we currently operate and further enhance our geographic diversification through selective international expansion. The key elements of this long-term strategy include:

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Further Strengthen our Competitive Position in the Most Attractive Domestic Markets. Shale plays are expected to become increasingly important to domestic hydrocarbon production in the coming years and not all drilling rigs are capable of successfully drilling shale play opportunities. We estimate that more than 75% of our rigs are currently capable of shale drilling, and we intend to further develop our rig fleet to take advantage of the expected increase in shale activity, including furthering our investment in top drives and winterizing additional rigs in our fleet for markets such as the Marcellus Shale in the northeastern United States and the Bakken Shale in the upper mid-west United States. We also plan to invest in additional safety equipment, such as the installation of iron roughnecks on certain of our rigs. We also intend to selectively add capacity to our wireline and well servicing product offerings, which are well positioned to capitalize on increased shale development.

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Increase our Exposure to Oil-Driven Drilling Activity. We have intentionally increased our exposure to oil-related activities by redeploying certain of our assets into predominately oil-producing regions and actively seeking contracts with oil-focused producers. At July 23, 2010, we had 64% of our working drilling rigs and 66% of our workover rigs operating on wells that are targeting or producing oil. We believe that by targeting a balanced mix of oil and natural gas oriented activities over time, we can lessen our exposure to fluctuations in capital spending associated with changes in any single commodity price. We believe that our flexible rig fleet and production services assets allow us to target both natural gas- and oil-focused opportunities.

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Selectively Expand our International Operations. In early 2007, we announced our intention to selectively expand internationally and began a relationship with Ecopetrol S.A. in Colombia after a comprehensive review of international opportunities wherein we determined that Colombia offered an attractive mix of favorable business conditions, political stability, and a long-term commitment to expanding national oil and gas production. We have eight drilling rigs operating under drilling contracts in Colombia. We are continuously evaluating additional international expansion opportunities and intend to target international markets that share the favorable characteristics of our Colombian operations and which would allow us to deploy with sufficient scale to minimize management costs.

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Continue Growth with Select Capital Deployment. We intend to invest in the growth of our business by continuing to strategically upgrade our existing assets, selectively engaging in new-build opportunities, and potentially making selective acquisitions. Our capital investment decisions are determined by an analysis of the projected return on capital employed. For significant capital expenditures, we have customarily identified the incremental revenue associated with the opportunity and secured use of the asset through contracts whenever possible. In addition to analyzing return on capital employed, we also require expenditures to be consistent with our strategic objectives. For example, we established our Appalachian drilling division location in 2009 to supply drilling rigs to the rapidly growing demand in the Marcellus Shale and began our operations in Colombia in 2007 to diversify our operations into the international market.

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Maintain a Strong Balance Sheet and Liquidity Access. We will continue to manage our balance sheet and maintain access to liquidity consistent with the needs of our business. As of June 30, 2010, we had total cash and cash equivalents of $17.3 million and total available borrowing capacity under our senior secured revolving credit facility of approximately $193.0 million. There are no limitations on our ability to access this borrowing capacity other than maintaining compliance with the covenants under the senior secured revolving credit facility. At June 30, 2010, we were in compliance with our financial covenants. In order to remain in compliance with our financial covenants, our borrowing availability under the senior secured revolving credit facility was limited to an additional $50.4 million as of June 30, 2010. We believe that a strong balance sheet is a strategic asset in the oilfield services business and we intend to continue to strengthen our balance sheet.

Corporate Offices

Our principal executive offices are located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, and our telephone number at that address is (210) 828-7689. Our Website address is www.pioneerdrlg.com. The information on our Website is not incorporated by reference into and does not constitute a part of this prospectus.

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 12 of this prospectus and those risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Guarantor and Non-Guarantor Financial Information

The notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by our existing domestic subsidiaries, except for Pioneer Services Holdings, LLC. The subsidiaries that generally operate our non-U.S. business concentrated in Colombia do not guarantee the notes. The non-guarantor subsidiaries do not have any payment obligations under the notes, the guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, such non-guarantor subsidiary will pay the holders of its debt and other liabilities, including its trade creditors, before it will be able to distribute any of its assets to us. In the future, any non-U.S. subsidiaries, immaterial subsidiaries and subsidiaries that we designate as unrestricted subsidiaries under the indenture will not guarantee the notes. As of the date of this prospectus, there were no restrictions on the ability of subsidiary guarantors to transfer funds to the parent company.

As a result of the guarantee arrangements, we provide supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X of the issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. On February 23, 2010, we filed a Current Report on Form 8-K, which is incorporated by reference herein, to provide the supplemental guarantor financial information for the periods disclosed within our Annual Report on Form 10-K for the year ended December 31, 2010. The supplemental guarantor financial information is provided within our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which are incorporated by reference herein.

Corporate Structure

We provide below a simplified chart that illustrates our corporate structure. For more detailed financial information regarding the non-guarantor subsidiaries of the Company, see “Guarantor/Non-Guarantor Condensed Consolidated Financial Information” in Note 9 to our Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference herein.

(1)	The Company’s well services, wireline services, and fishing and rental business are conducted by Pioneer Well Services, LLC, Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, and Pioneer Fishing & Rental Services, LLC.
(2)	The Company’s non-U.S. drilling business is conducted by Pioneer Services Holdings, LLC and its subsidiaries, which are Pioneer Latina Group SDAD, Ltda., Pioneer de Colombia SDAD, Ltda. (Panama), Pioneer de Colombia SDAD, Ltda. (Colombia), Proveedora Internacional de Taladros S.A.S., PDC Holdings de Mexico, S. de R.L. de C.V., PDC Logistics de Mexico, S. de R.L. de C.V., and PDC Drilling Mexicana, S. de R.L. de C.V.

Exchange Offer

On March 11, 2010, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 390 days after the date we issued the old notes.

Exchange Offer	We are offering to exchange new notes for old notes. The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that govern the old notes. Because the new notes will be registered, they will not be subject to transfer restrictions and will not have registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 4, 2010, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, which we call “ATOP,” and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes, and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book-Entry, Delivery and Form.”

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

Material United States Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent by mail: Wells Fargo Bank, NA, MAC N9303-121, P.O. Box 1517, Minneapolis, MN 55480; overnight delivery: Wells Fargo Bank, NA, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, MN 55479; or hand delivery: Wells Fargo Bank, NA, MAC N9303-121, 608 2nd Avenue S, Northstar East Bldg., 12th Floor, Minneapolis, MN. Eligible institutions may make requests by facsimile at 612-667-6282 and may confirm facsimile delivery by calling 800-344-5128.

Terms of the New Notes

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Pioneer Drilling Company

Securities Offered	$250 million aggregate principal amount of 9.875% senior notes due 2018.

Maturity	March 15, 2018

Interest Payment Dates	Interest on the notes will be paid semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2010. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note.

Guarantees	The payment of the principal, premium and interest on the new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our existing domestic subsidiaries and by certain of our future domestic subsidiaries. Any guarantees will be senior unsecured obligations of our subsidiary guarantors and will have the same ranking with respect to the indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness. See “Description of Notes—The Guarantees.”

Not all of our subsidiaries will guarantee the notes. The non-guarantor subsidiaries will not have any payment obligations under the notes, the guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, such non-guarantor subsidiary will pay the holders of its debt and other liabilities, including its trade creditors, before it will be able to distribute any of its assets to us. As of June 30, 2010, the non-guarantor subsidiaries collectively owned approximately 16% of our consolidated total assets and held approximately $1.2 million of cash and cash equivalents. For the three months ended June 30, 2010, the non-guarantor subsidiaries had revenues of approximately $20.3 million and a loss from operations of approximately $0.4 million. See “Guarantor/Non-Guarantor Condensed Consolidated Financial Information” in Note 9 to our Condensed Consolidated Financial

Statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference herein.

Ranking	The new notes will be our senior unsecured obligations. The new notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	rank senior in right of payment to any of our future subordinated indebtedness; and

•

effectively rank junior in right of payment to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to all of our and any subsidiaries’ existing and future secured indebtedness, including borrowings under our senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness.

Optional Redemption	We will have the option to redeem the new notes, in whole or in part, at any time on or after March 15, 2014, in each case at the redemption prices described in this prospectus under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to March 15, 2014, we may redeem the new notes, in whole or in part, at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to March 15, 2013, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.875% of the principal amount, plus any accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings, if at least 65% of the aggregate principal amount of the notes issued under the indenture for the notes remains outstanding after such redemption and the redemption occurs within 120 days of the closing of the equity offering.

Mandatory Offers to Purchase	Upon the occurrence of a change of control, holders of the new notes will have the right to require us to purchase all or a portion of the new notes at a price equal to 101% of the principal amount of each note, together with any accrued and unpaid interest to the date of purchase. Under certain circumstances in connection with asset dispositions, we will be required to use the excess proceeds of asset dispositions to make an offer to purchase the new notes at a price equal to 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants	We will issue the new notes under our indenture with Wells Fargo Bank, N.A., as trustee. The indenture will, among other things, restrict our and our restricted subsidiaries’ ability to:

•	pay dividends on stock, repurchase stock or redeem subordinated debt or make other restricted payments;

•	incur, assume or guarantee additional indebtedness or issue disqualified stock;

•	create liens on our assets;

•	enter into sale and leaseback transactions;

•	restrict dividends, loans or other asset transfers from our restricted subsidiaries;

•	consolidate with or merge with or into, or sell all or substantially all of our properties to, another person;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

These covenants will be subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” for a discussion of certain factors you should consider in evaluating an investment in the new notes.

RISK FACTORS

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows, and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, and, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward Looking Statements,” and the following risks before deciding to participate in the exchange offer. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2009. and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which are incorporated by reference in this prospectus and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Following completion of the exchange offer, we do not plan to register old notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

Risks Relating to the Notes

The agreements governing our debt will limit our operating and financial flexibility.

As of June 30, 2010, we had approximately $266.4 million of indebtedness outstanding (net of the $10.4 million unamortized portion of the original issue discount) and the ability to incur additional indebtedness under the indenture, including under the fixed charge coverage ratio and permitted debt baskets, and approximately $193.0 million of additional indebtedness under our senior secured revolving credit facility, in each case, as permitted thereunder. There are no limitations on our ability to access this borrowing capacity other than maintaining compliance with the covenants under the senior secured revolving credit facility. At June 30, 2010, we were in compliance with our financial covenants. In order to remain in compliance with our financial covenants, our borrowing availability under the senior secured revolving credit facility was limited to an additional $50.4 million as of June 30, 2010. Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences, including:

•	impairing our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•

limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness;

•

making us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and industry and market conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to obtain additional financing that may be necessary to operate or expand our business;

•	putting us at a competitive disadvantage to competitors that have less debt; and

•	increasing our vulnerability to rising interest rates regarding our floating rate debt.

The agreement governing our senior secured revolving credit facility and the indenture governing the notes impose operating and financial restrictions on our activities. These restrictions limit our ability to take various actions, such as:

•	paying dividends on stock, repurchasing stock, redeeming subordinated debt or making other restricted payments;

•	incurring, assuming or guaranteeing additional indebtedness or issuing disqualified stock;

•	creating liens on our assets;

•	making acquisitions or investments;

•	entering into sale and leaseback transactions;

•	restricting dividends, loans or other asset transfers from our restricted subsidiaries;

•	consolidating with, or merging with or into, or selling all or substantially all of our properties to, another person;

•	entering into transactions with affiliates;

•	entering into new lines of business; and

•	making capital expenditures.

In addition, our senior secured revolving credit facility requires us to maintain certain financial ratios and to satisfy certain financial condition tests, several of which become more restrictive over time, which may require us to reduce our debt or take some other action in order to comply. Our ability to satisfy required financial ratios and tests and comply with other covenants can be affected by events beyond our control, including prevailing economic, financial and industry conditions, among other things. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. These covenants may also prevent us from taking advantage of business opportunities that may arise.

Our failure to comply with the restrictions and covenants in our senior secured revolving credit facility, the indenture and future debt agreements could cause a default under the terms of these agreements. If we are in default under the terms of any agreements governing such indebtedness:

•

the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, which would likely cause a cross-default or cross-acceleration under the indenture and any other debt agreements;

•

the lenders under our senior secured revolving credit facility could elect to terminate their commitments thereunder, cease making further loans, which would negatively affect our access to liquidity, and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If the holders of our debt declare it to be immediately due and payable, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be available on terms that are acceptable to us. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a downturn in our business or the economy in general, or otherwise conduct necessary business activities.

We may not be able to generate sufficient cash to fund our operations and service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, and to fund our business, will depend on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities or raise additional debt or equity capital sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to fund our other liquidity needs.

If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness and other liquidity needs, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying acquisitions or capital investments, such as refurbishments of our rigs and related equipment; and/or

•	seeking to raise additional capital.

However, we may be unable to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, and any such alternative financing plans might be insufficient to allow us to meet our debt service obligations and other liquidity needs. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at such time, among other things. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis or to satisfy our liquidity needs would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. Any of the foregoing consequences could materially and adversely affect our business, financial condition, results of operations and prospects.

Despite our substantial debt, we and our subsidiaries may still be able to incur significantly more debt. This could further exacerbate the risks associated with our existing debt.

We and our subsidiaries can incur additional debt in the future. The terms of the indenture governing the notes and our senior secured revolving credit facility allow us to incur substantial amounts of additional debt, subject to certain limitations. If additional debt is added to our current debt levels, the related risks we face would be magnified. As of June 30, 2010, we had the ability, subject to satisfying certain specified conditions, to incur additional indebtedness under the indenture, including under the fixed charge coverage ratio and permitted debt baskets, and approximately $193.0 million of additional indebtedness under our senior secured revolving credit facility. There are no limitations on our ability to access this borrowing capacity other than maintaining compliance with the covenants under the senior secured revolving credit facility. At June 30, 2010, we were in compliance with our financial covenants. In order to remain in compliance with our financial covenants, our borrowing availability under the senior secured revolving credit facility was limited to an additional $50.4 million as of June 30, 2010.

We have a holding company structure in which our subsidiaries conduct our operations and own our assets. Therefore, we are dependent upon distributions from our subsidiaries to meet our debt service obligations.

Pioneer Drilling Company is a holding company with no direct operations. We conduct all of our operations through our U.S. and non-U.S. subsidiaries, which own all of our operating assets. As a result, our ability to meet our debt service obligations is dependent on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be legally restricted by, among other things, any indebtedness of our subsidiaries, foreign currency controls, applicable state limited liability company and corporate laws and other applicable U.S. and non-U.S. laws and regulations. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, foreign currency controls, and other applicable U.S. and non-U.S. laws will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, or to repurchase the notes upon a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

The notes are effectively subordinated to the current and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to our and our guarantors’ secured debt.

The notes are effectively subordinated to the current and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes and to our and our subsidiaries’ current and future secured debt.

Our foreign subsidiaries and one of our domestic subsidiaries (which do not guarantee our senior secured revolving credit facility) do not guarantee the notes. As of June 30, 2010, the non-guarantor subsidiaries held approximately 16% of our consolidated total assets. In addition, for the three months June 30, 2010, the non-guarantors had revenues of approximately $20.3 million and a loss from operations of approximately $0.4 million. All of our foreign subsidiaries and any domestic subsidiaries that we designated as unrestricted subsidiaries are not required to guarantee the notes. As a result, if any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of the debt and other liabilities, including trade credit, of such non-guarantor subsidiary will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantors of the notes. Consequently, your claims in respect of the notes are effectively subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor. In addition, the indenture, subject to certain limitations, permits our non-guarantor subsidiaries to incur additional indebtedness, including secured debt and liens, and does not contain any limitation on the amount of other liabilities that these subsidiaries may have.

The notes, and each guarantee of the notes, are unsecured and therefore are effectively subordinated to our secured debt and that of the guarantors to the extent of the assets securing such debt. As of June 30, 2010, we had approximately $250 million of secured debt outstanding and the ability, subject to satisfying certain specified conditions, to incur additional secured indebtedness under the indenture, including under the fixed charge coverage ratio and permitted debt baskets, and borrowing availability of approximately $193.0 million under our senior secured revolving credit facility. There are no limitations on our ability to access this borrowing capacity other than maintaining compliance with the covenants under the senior secured revolving credit facility. At June 30, 2010, we were in compliance with our financial covenants. In order to remain in compliance with our financial covenants, our borrowing availability under the senior secured revolving credit facility was limited to an additional $50.4 million as of June 30, 2010. Each of the subsidiary guarantors has also guaranteed our obligations under our senior secured revolving credit facility and has granted the lenders thereunder a security interest in its assets to secure its guarantee. As a result, if we or a subsidiary guarantor is declared bankrupt, becomes insolvent, liquidates, reorganizes or otherwise winds up, holders of any secured debt of ours or the subsidiary guarantor will be entitled to payment of their claims from our assets or the assets of the guarantor, as applicable, before any of those assets are made available to us or any guarantors of the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that do not rank junior to the notes, including all of our other general creditors and the holders of our secured debt to the extent such debt is not satisfied with the proceeds of the collateral therefor, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

We may not be able to repurchase the notes upon a change of control or in connection with an asset sale as required by the indenture.

Under the terms of the indenture, you may require us to repurchase all or a portion of your notes at a price of 101% of their principal amount in the event of a change of control. Our ability to repurchase the notes upon such change of control will be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. Our senior secured revolving credit facility prohibits, and any future credit agreements or other debt agreements to which we become a party may prohibit, us from repurchasing or redeeming the notes. Additionally, a “change of control” is an event of default under the senior secured revolving credit facility that would permit the lenders to accelerate the debt outstanding under such facility. Upon a change of control, we may be required to immediately repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior secured revolving credit facility, the notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to fund any required repurchases of the notes and the repayment of our other outstanding indebtedness. If we did not have sufficient funds to repurchase all outstanding indebtedness, we would be required to pay amounts outstanding under the senior secured revolving credit facility and any other secured debt before we could repurchase the notes.

The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

In addition, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the Company and its subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of our Company, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

Additionally, under certain circumstances we will be required to repurchase the notes from the excess proceeds of an asset sale, which could cause a default under our senior secured revolving credit facility if we are then prohibited by the terms thereof from making the asset sale offer under the indenture. In that event, we could seek the consent of the lenders under our senior secured revolving credit facility to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture, which would, in turn, likely constitute a default under our other indebtedness, including our senior secured revolving credit facility. Upon any such default, the lenders may declare any outstanding obligations under our senior secured revolving credit facility immediately due and payable, which could lead, in turn, to risks of cross-acceleration, cross-default and foreclosure. If such debt repayment were accelerated, we may not have sufficient funds to repurchase the notes and repay the debt. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

Certain of our existing domestic subsidiaries are the initial subsidiary guarantors of the notes. In addition, certain of our future domestic subsidiaries may be required to guarantee the notes. A court could subordinate any guarantees of the notes to all other obligations of the subsidiary guarantor, or void, the subsidiary guarantees under various fraudulent conveyance or fraudulent transfer laws. Generally, to the extent that a U.S. court was to find that at the time one of our subsidiaries entered into a subsidiary guarantee and either:

•

the subsidiary incurred the guarantee with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary:

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

then the court could void or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations.

A legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the subsidiary realized as a result of our issuing the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable, and may be required to return to the guarantor or to a fund for the benefit of the creditors of the guarantor any funds already received from the guarantor.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

Although the new notes will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

We cannot assure you that an active market will exist for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Risks Relating to the Oil and Gas Industry

We derive all our revenues from companies in the oil and gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

As a provider of contract land drilling services and oil and gas production services, our business depends on the level of exploration and production activity by oil and gas companies operating in the geographic markets where we operate. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic, and military events as well as natural disasters have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, could materially and adversely affect us in many ways by negatively impacting:

•	our revenues, cash flows and profitability;

•	the fair market value of our drilling rig fleet and production service assets;

•	our ability to maintain or increase our borrowing capacity;

•	our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

•	our ability to retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services.

Depending on the market prices of oil and gas, oil and gas exploration and production companies may cancel or curtail their drilling programs and may lower production spending on existing wells, thereby reducing demand for our services. Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

•	the cost of exploring for, producing and delivering oil and gas;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	the levels of oil and gas storage;

•	the ability of oil and gas companies to raise capital;

•	economic conditions in the United States and elsewhere;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East and other major oil and gas producing regions;

•	governmental regulations, both domestic and foreign;

•	domestic and foreign tax policy;

•	weather conditions in the United States and elsewhere;

•	the pace adopted by foreign governments for the exploration, development and production of their national reserves;

•	the price of foreign imports of oil and gas; and

•	the overall supply and demand for oil and gas.

As a result of declines in oil and natural gas prices and uncertainty in the capital markets due to the downturn in the global economic environment that began in late 2008 and a continued sluggish economy during 2009, our customers have reduced spending on exploration and production and this has resulted in a decrease in demand for our services. We are unable to determine whether customers and/or vendors and suppliers will be able to access financing necessary to sustain or increase their current level of operations, fulfill their commitments and/or fund future operations and obligations. The sluggish global economic environment may impact industry fundamentals, and the potential resulting continued sluggish demand for drilling and production services could adversely affect our business.

Oil and natural gas prices, and market expectations of potential changes in these prices, significantly impact the level of worldwide drilling and production services activities. Oil and natural gas prices are significantly below the levels seen in late 2008 due to a deteriorating global economic environment which remained sluggish during 2009. The lower oil and natural gas prices, as well as the slow recovery in the global credit markets, have caused exploration and production companies to reduce their overall level of drilling and production services activity and spending. When drilling and production activity and spending declines, both dayrates and utilization have historically declined. As a result, the declines in oil and natural gas prices and the sluggish economy have adversely affected our business and operating results. Though oil and natural gas prices have modestly increased during the first half of 2010, future declines in oil and natural gas prices and a continued sluggish economy could materially and adversely affect our business and financial results.

Moreover, the sluggish global economic environment may continue to impact fundamentals that are critical to our industry, such as the global demand for, and consumption of, oil and natural gas. Reduced demand for oil and natural gas generally results in lower prices for these commodities and may impact the economics of planned drilling projects and ongoing production projects, resulting in the curtailment, reduction, delay or postponement of such projects for an indeterminate period of time. Companies that planned to finance exploration, development or production projects through the capital markets may be forced to curtail, reduce, postpone or delay drilling or production services activities, and also may experience an inability to pay suppliers. The sluggish global economic environment could also impact our vendors’ and suppliers’ ability to meet obligations to provide materials and services in general. If any of the foregoing were to occur, it could have a material adverse effect on our business and financial results.

Risks Relating to Our Business

Reduced demand for or excess capacity of drilling services or production services could adversely affect our profitability.

Our profitability in the future will depend on many factors, but largely on pricing and utilization rates for our drilling and production services. A reduction in the demand for drilling rigs or an increase in the supply of drilling rigs, whether through new construction or refurbishment, could decrease the dayrates and utilization rates for our drilling services, which would adversely affect our revenues and profitability. An increase in supply of well service rigs, wireline units and fishing and rental tools equipment, without a corresponding increase in demand, could similarly decrease the pricing and utilization rates of our production services, which would adversely affect our revenues and profitability. We experienced a substantial decrease in revenue and utilization rates during the last quarter of 2008 and during 2009. During the first half of 2010, we experienced a modest increase in revenue and utilization rates.

We operate in a highly competitive, fragmented industry in which price competition could reduce our profitability.

We encounter substantial competition from other drilling contractors and other oilfield service companies. Our primary market areas are highly fragmented and competitive. The fact that drilling, workover and well-servicing rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry and may result in an oversupply of rigs in an area. Contract drilling companies and other oilfield service companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling or production services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition, reduce profitability and make any improvement in demand for drilling or production services short-lived.

Most drilling services contracts and production services contracts are awarded on the basis of competitive bids, which also results in price competition. In addition to pricing and rig availability, we believe the following factors are also important to our customers in determining which drilling services or production services provider to select:

•	the type and condition of each of the competing drilling, workover and well-servicing rigs;

•	the mobility and efficiency of the rigs;

•	the quality of service and experience of the rig crews;

•	the safety records of the rigs;

•	the offering of ancillary services; and

•	the ability to provide drilling and production equipment adaptable to, and personnel familiar with, new technologies and drilling and production techniques.

While we must be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs, our ability to offer ancillary services and the quality of service and experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling and production services or an oversupply of drilling, workover and well-servicing rigs intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an oversupply of rigs can cause greater price competition, which can reduce our profitability.

We face competition from many competitors with greater resources.

Some of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

•	better withstand industry downturns;

•	compete more effectively on the basis of price and technology;

•	retain skilled rig personnel; and

•	build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

Additionally, although we take measures to ensure that we use advanced technologies for drilling and production services equipment, changes in technology or improvements in our competitors’ equipment could make our equipment less competitive or require significant capital investments to keep our equipment competitive.

Unexpected cost overruns on our turnkey drilling jobs and our footage contracts could adversely affect our financial position and our results of operations.

We have historically derived a portion of our revenues from turnkey drilling contracts, and we expect turnkey contracts will continue to represent a component of our future revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We often subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we do not receive progress payments and are paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under a turnkey drilling contract is substantially greater than for a well drilled on a daywork basis because we must assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract, including the risks of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors’ services, supplies, cost escalations and personnel. Similar to our turnkey contracts, under a footage contract we assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract. In addition, since we are only paid by our customers after we have performed the terms of the drilling contract in full, our liquidity can be affected by the number of turnkey and footage contracts that we enter into.

Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey drilling operations, adequate coverage may be unavailable in the future and we might have to bear the full cost of such risks, which could have an adverse effect on our financial condition and results of operations.

Our operations involve operating hazards, which, if not insured or indemnified against, could adversely affect our results of operations and financial condition.

Our operations are subject to the many hazards inherent in the drilling, workover and well-servicing industries, including the risks of:

•	blowouts;

•	cratering;

•	fires and explosions;

•	loss of well control;

•	collapse of the borehole;

•	damaged or lost drilling equipment; and

•	damage or loss from natural disasters.

Any of these hazards can result in substantial liabilities or losses to us from, among other things:

•	suspension of operations;

•	damage to, or destruction of, our property and equipment and that of others;

•	personal injury and loss of life;

•	damage to producing or potentially productive oil and gas formations through which we drill; and

•	environmental damage.

We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include, among other things, pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance or otherwise have the financial resources necessary to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

We could be adversely affected if shortages of equipment, supplies or personnel occur.

From time to time there have been shortages of drilling and production services equipment and supplies during periods of high demand which we believe could recur. Shortages could result in increased prices for drilling and production services equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling and production services equipment or supplies could limit drilling and production services operations and jeopardize our relations with customers. In addition, shortages of drilling and production services equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

Our strategy of constructing drilling rigs during periods of peak demand requires that we maintain an adequate supply of drilling rig components to complete our rig building program. Our suppliers may be unable to continue providing us the needed drilling rig components if their manufacturing sources are unable to fulfill their commitments.

Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As a result, our operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel have occurred in our industry. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material and adverse effect on our financial condition and results of operations.

Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

As a key component of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary assets and businesses. For example, over the last 10 years, we have significantly expanded our drilling rig fleet by adding 35 rigs through acquisitions and by adding 31 rigs through the construction of rigs from new and used components. In addition, during the first quarter of 2008, we completed the acquisition of the production services businesses of WEDGE and Competition.

Our acquisition strategy in general, and our recent acquisitions in particular, involve numerous inherent risks, including:

•	unanticipated costs and assumption of liabilities and exposure to unforeseen liabilities of acquired businesses, including environmental liabilities;

•	difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

•	limitations on our ability to properly assess and maintain an effective internal control environment over an acquired business in order to comply with applicable periodic reporting requirements;

•	potential losses of key employees and customers of the acquired businesses;

•	risks of entering markets in which we have limited prior experience; and

•	increases in our expenses and working capital requirements.

The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties that may require a disproportionate amount of management attention and financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those we paid for previous acquisitions. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

In addition, we may not have sufficient capital resources to complete additional acquisitions. Historically, we have funded the growth of our rig fleet through a combination of debt and equity financing. We may incur substantial additional indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible securities could be dilutive to our existing shareholders. Furthermore, we may not be able to obtain additional financing on satisfactory terms.

Even if we have access to the necessary capital, we may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

Our international operations are subject to political, economic and other uncertainties not encountered in our domestic operations.

As we continue to implement our strategy of expanding into areas outside the United States, our international operations will be subject to political, economic and other uncertainties not generally encountered in our U.S. operations. These will include, among potential others:

•	risks of war, terrorism, civil unrest and kidnapping of employees;

•	expropriation, confiscation or nationalization of our assets;

•	renegotiation or nullification of contracts;

•	foreign taxation;

•	the inability to repatriate earnings or capital due to laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies;

•	changing political conditions and changing laws and policies affecting trade and investment;

•	concentration of customers;

•	regional economic downturns;

•	the overlap of different tax structures;

•	the burden of complying with multiple and potentially conflicting laws;

•	the risks associated with the assertion of foreign sovereignty over areas in which our operations are conducted;

•	difficulty in collecting international accounts receivable; and

•	potentially longer payment cycles.

Our international operations are concentrated in Colombia and our drilling contracts are currently with one customer, Ecopetrol. We believe our relationship with Ecopetrol is good; however, the loss of this large customer could have an adverse effect on our business, financial condition and results of operations.

Our international operations may also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. Additionally, in some jurisdictions, we may be subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations could adversely affect our ability to compete.

In addition, the subsidiaries through which we conduct our international operations do not guarantee the notes. Consequently, your claims in respect of the notes are effectively subordinated to all of the liabilities of these subsidiaries. See “—Risks Relating to the Notes—The notes are effectively subordinated to the current and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to our and our guarantors’ secured debt.” In addition, there may be limitations on the ability of these subsidiaries to make their funds available to use to pay principal of, and interest on, the notes. See “—Risks Relating to the Notes—We have a holding company structure in which our subsidiaries conduct our operations and own our assets. Therefore, we are dependent upon distributions from our subsidiaries to meet our debt service obligations.”

Our operations are subject to various laws and governmental regulations that could restrict our future operations and increase our operating costs.

Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

•	environmental quality;

•	pollution control;

•	remediation of contamination;

•	preservation of natural resources;

•	transportation, and

•	worker safety.

Our operations are subject to stringent federal, state and local laws, rules and regulations governing the protection of the environment and human health and safety. Some of those laws, rules and regulations relate to the disposal of hazardous substances, oilfield waste and other waste materials and restrict the types, quantities and concentrations of those substances that can be released into the environment. Several of those laws also require removal and remedial action and other cleanup under certain circumstances, commonly regardless of fault. Our operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Planning, implementation and maintenance of protective measures are required to prevent accidental discharges. Spills of oil, natural gas liquids, drilling fluids and other substances may subject us to penalties and cleanup requirements. Handling, storage and disposal of both hazardous and non-hazardous wastes are also subject to these regulatory requirements. In addition, our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, gas, drilling fluids, contaminated water or other substances, or for noncompliance with other aspects of applicable laws and regulations. Regulation may become even stricter if laws are changed as a result of the April 2010 oil spill in the Gulf of Mexico.

The federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the Safe Drinking Water Act, the Occupational Safety and Health Act, or OSHA, and their state counterparts and similar statutes are the primary statutes that impose the requirements described above and provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements. The OSHA hazard communication standard, the Environmental Protection Agency (the “EPA”) “community right-to-know” regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. In addition, CERCLA, also known as the “Superfund” law, and similar state statutes impose strict liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release or threatened release of hazardous substances into the environment. These persons include the current owner or operator of a facility where a release has occurred, the owner or operator of a facility at the time a release occurred, and companies that disposed of or arranged for the disposal of hazardous substances found at a particular site. This liability may be joint and several. Such liability, which may be imposed for the conduct of others and for conditions others have caused, includes the cost of removal and remedial action as well as damages to natural resources. Few defenses exist to the liability imposed by environmental laws and regulations. It is also common for third parties to file claims for personal injury and property damage caused by substances released into the environment.

Environmental laws and regulations are complex and subject to frequent change. Failure to comply with governmental requirements or inadequate cooperation with governmental authorities could subject a responsible party to administrative, civil or criminal action. We may also be exposed to environmental or other liabilities originating from businesses and assets which we acquired from others. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination or regulatory noncompliance may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

There are a variety of regulatory developments, proposals or requirements and legislative initiatives that have been introduced in the United States and international regions in which we operate that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. Among these developments are the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified in Colombia, where one of our reporting segments is located), the Regional Greenhouse Gas Initiative or “RGGI” in the Northeastern United States, and the Western Regional Climate Action Initiative in the Western United States, including partner states New Mexico, Utah, and Montana and observer states Colorado and Wyoming.

The U.S. Congress has been actively considering legislation to reduce emissions of greenhouse gases, primarily through the development of greenhouse gas cap and trade programs. In June 2009, the U.S. House of Representatives passed a cap and trade bill known as the American Clean Energy and Security Act of 2009, which is now being considered by the U.S. Senate, among other alternative bills. In addition, more than one-third of the states already have begun implementing legal measures to reduce emissions of greenhouse gases.

In 2007, the U.S. Supreme Court in Massachusetts, et al. v. EPA, held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act. On December 7, 2009, the EPA responded to the Massachusetts, et al. v. EPA decision and issued a finding that the current and projected concentrations of greenhouse gases in the atmosphere threaten the public health and welfare of current and future generations, and that certain greenhouse gases from new motor vehicles and motor vehicle engines contribute to the atmospheric concentrations of greenhouse gases and hence to the threat of climate change.

On September 22, 2009, the EPA finalized a rule requiring nationwide reporting of greenhouse gas emissions beginning January 1, 2010. The rule applies primarily to large facilities emitting 25,000 metric tons or more of carbon dioxide-equivalent greenhouse gas emissions per year, and to most upstream suppliers of fossil fuels and industrial greenhouse gas, as well as to manufacturers of vehicles and engines. In addition, the EPA recently proposed a rule that would, in general, require facilities that emit more than 25,000 tons per year of greenhouse gas equivalents to obtain permits to demonstrate that best practices and technology are being used to minimize greenhouse gas emissions.

Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our operating results and cash flows. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our services, which may in turn adversely affect our future results of operations. Finally, we cannot predict with any certainty whether changes to temperature, storm intensity or precipitation patterns as a result of climate change will have a material impact on our operations.

In addition, our business depends on the demand for land drilling and production services from the oil and gas industry and therefore is affected by tax, environmental and other laws relating to the oil and gas industry generally, by changes in those laws and by changes in related administrative regulations. It is possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers, or otherwise directly or indirectly affect our operations.

Among the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Years Ended March 31,		Nine Months Ended December 31,	Years Ended December 31,		Six Months Ended June 30,
	2006	2007	2007	2008	2009	2010
Ratio of earnings to fixed charges	109.47x	719.62x	556.52x	—(1)	—(2)	—(3)

(1)	For the year ended December 31, 2008, income was insufficient to cover fixed charges by $56,976,000, primarily due to goodwill and intangible asset impairment charges.
(2)	For the year ended December 31, 2009, income was insufficient to cover fixed charges by $40,428,000.
(3)	For the six months ended June 30, 2010, income was insufficient to cover fixed charges by $38,810,000.

We have computed the ratio of earnings to fixed charges for each period in the table above on a consolidated basis by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt financing costs and an estimate of the interest component of rental expense. We have determined that 30% of our rental expense represents a reasonable approximation of the interest portion of rental expense.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

•	use commercially reasonable efforts to have the exchange offer completed by the 390th day following issuance of the notes.

Additionally, we agreed to offer the new notes in exchange for surrender of the old notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

We are making the exchange offer to fulfill our contractual obligations under the registration rights agreement. Pursuant to the exchange offer, we will issue the new notes in exchange for properly tendered old notes. The terms of the new notes are identical in all material respects to the old notes, except that the new notes (i) have been registered under the Securities Act of 1933 and therefore are not subject to certain restrictions on transfer applicable to the old notes and (ii) will not have registration rights or provide for any additional interest related to the obligation to register.

The registration rights agreement also provides an agreement that we use commercially reasonable efforts to keep the exchange offer registration statement continuously effective to the extent necessary to ensure that it is available for resales of the notes acquired by broker-dealers for their own accounts as a result of market-making or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act of 1933 and the policies, rules and regulations of the SEC, for a period ending on the earlier of 180 days from the date on which the exchange offer registration statement is declared effective and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act of 1933. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its old notes in the exchange offer, and

•

must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of old notes held by any holders of the notes who satisfy certain conditions that require information to be provided in connection with the shelf registration statement, if:

•	the exchange offer is not permitted by applicable law or SEC policy, or

•	the exchange offer is not for any reason completed within 390 days following the date of issuance of the notes, or

•

any holder (a) is prohibited by applicable law or SEC policy from participating in the exchange offer; (b) may not resell the exchange notes acquired in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as an affiliate of the Company or any Guarantor) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or (c) is a broker-dealer and holds notes acquired directly from the Company or one of its affiliates.

We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the “shelf effectiveness period.”

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on October 4, 2010, unless, in our sole discretion, we extend it.

Extensions, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering—Your Representations to Us” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—Exchange Offer—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act of 1933 having a principal amount equal to that of the surrendered old note. As a result, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from March 11, 2010. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in, the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act of 1933 or exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such representation.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NOTES

In this description of notes, the terms “Company,” “we,” “us” and “our” refer only to Pioneer Drilling Company and not to any of its subsidiaries.

General

The Company will issue the new notes under the indenture dated as of March 11, 2010 (the “indenture”) among itself, the Guarantors and Wells Fargo Bank, National Association as trustee (the “trustee”). The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. A copy of the indenture is filed as an exhibit to the registration statement that contains this prospectus. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders of the new notes will have rights under the indenture, and all references to “holders” in this description are to registered holders of the new notes.

If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

The notes are:

•	general unsecured obligations of the Company;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	pari passu in right of payment with any existing and future senior Indebtedness of the Company;

•

effectively junior in right of payment to all existing and future secured Indebtedness of the Company, including Indebtedness under our Credit Facilities, to the extent of the value of the collateral securing that Indebtedness;

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis; and

•	effectively junior in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, of our non-guarantor Subsidiaries.

As of June 30, 2010, the Company (excluding its subsidiaries) had total Indebtedness of approximately $266.4 million (net of the $10.4 million unamortized portion of the original issue discount), $22.8 million of which is secured Indebtedness under the Credit Agreement and, therefore, effectively senior to the notes to the extent of the value of the collateral, and $0.2 million of which would have been pari passu in right of payment with the notes.

The Guarantees

The notes are guaranteed by our Subsidiaries that are not Excluded Subsidiaries. The Guarantors are the same Subsidiaries that guarantee the Credit Agreement and may guarantee any other future Credit Facilities.

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor;

•	pari passu in right of payment with any existing and future senior Indebtedness of that Guarantor; and

•

effectively junior in right of payment to all existing and future secured Indebtedness of that Guarantor, including its guarantee of Indebtedness under our Credit Facilities, to the extent of the value of the collateral securing that Indebtedness.

As of June 30, 2010, the Guarantors had total Indebtedness of approximately $266.3 million, $22.8 million of which is secured Indebtedness under the Credit Agreement and, therefore, effectively senior to the notes to the extent of the value of the collateral, approximately $2.8 million of which would have been pari passu in right of payment with the notes and approximately $1.1 million of which would have been junior in right of payment to the notes.

Not all of our Subsidiaries guarantee the notes. The Excluded Subsidiaries do not have any payment obligations under the notes, the Subsidiary Guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any Excluded Subsidiary, the Excluded Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. As of June 30, 2010, the Excluded Subsidiaries had assets representing approximately 16% of our consolidated total assets and held approximately $1.2 million of cash and cash equivalents. For the three months ended June 30, 2010, the Excluded Subsidiaries had revenues of approximately $20.3 million and a loss from operations of approximately $0.4 million. In addition, some of our Restricted Subsidiaries that will not be guarantors have incurred, as of the Issue Date, and, in the future, will be able to incur debt under the indenture. For further information about the division of the revenues and assets among us, the Guarantors and the Excluded Subsidiaries, see “Guarantor/Non-Guarantor Condensed Consolidated Financial Information” in our Current Report on Form 8-K filed on February 23, 2010 and in Note 9 to our Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated by reference herein.

The indenture permits us and our Subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under our Credit Agreement and any other future Credit Facilities. The indenture does not impose any limitation on the incurrence by our Subsidiaries of liabilities that are not considered Indebtedness.

As of the date of this prospectus, substantially all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture and will not Guarantee the notes.

Principal, Maturity and Interest

The Company issued the old notes with an initial aggregate principal amount of $250.0 million. The Company may issue additional notes from time to time after the date hereof. Any offering of additional notes will be subject to all of the covenants in the indenture including the covenant described below under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for purposes of this “Description of Notes” section, reference to the notes includes any additional notes that may be issued. Any additional notes issued will be guaranteed by each Guarantor party to the indenture. The notes will be issued only in fully registered form, without coupon, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes mature on March 15, 2018.

Interest on the notes will accrue at the rate of 9.875% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2010. The Company will make each interest payment to the holders of record on the immediately preceding March 1 and September 1. Interest on the notes will accrue from March 11, 2010, the date of original issuance, or if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. For the avoidance of doubt and whether or not so repeated in any provision herein, all references to “interest” mean the interest rate borne by the notes and any Default Interest that accrues as set forth under “Events of Default and Remedies.”

Methods of Receiving Payments on the Notes

If a holder of record has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their respective addresses set forth in the security register for the notes. See “—Book-Entry, Delivery and Form—Depositary Procedures.”

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. See “—Book-Entry, Delivery and Form.”

Subsidiary Guarantees

The notes are guaranteed by each of the Company’s current and future Subsidiaries that are not Excluded Subsidiaries. The Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the Notes—The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.”

If the Subsidiary Guarantee of a Guarantor has not been released, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the transferee, resulting or surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement, pursuant to a supplemental indenture satisfactory to the trustee and an amendment to the registration rights agreement; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales,” provided, however, that the transfer, sale or other disposition of all or substantially all of the assets of, directly or indirectly, the Guarantors as a whole will be governed by the “Merger, Consolidation or Sale of Assets” covenant and may be subject to the covenant contained under the caption “—Repurchase at the Option of Holders—Change of Control.”

Notwithstanding the foregoing, any Guarantor may merge with another Subsidiary that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating that Guarantor in another U.S. jurisdiction so long as the amount of the Company’s Indebtedness and, the Indebtedness of the Restricted Subsidiaries is not increased as a result of the merger.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(2)	in connection with any sale or other disposition of such amount of Capital Stock as would result in such Guarantor no longer being a Restricted Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;” or

(4)	if the guarantee by a Guarantor of all other Indebtedness of the Company or any other Guarantor is released, terminated or discharged, except by, or as a result of, payment by such Guarantor under such guarantee; or

(5)	upon Legal Defeasance or Covenant Defeasance as described under the caption”—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described under caption “—Satisfaction and Discharge;” or

(6)	if the Guarantor becomes an Immaterial Subsidiary.

Optional Redemption

At any time and from time to time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of notes issued under the indenture (which amount includes additional notes) at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (which amount includes additional notes) remains outstanding immediately after the occurrence of each such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 120 days after the date of the closing of such Equity Offering. On and after March 15, 2014, the Company may redeem, at any time and from time to time, all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2014	104.938%
2015	102.469%
2016	100.000%

In addition, at any time and from time to time prior to March 15, 2014, the Company may, at its option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest if any, thereon, to the redemption date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation thereof. The indenture provides that with respect to any redemption the Company will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after March 15, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on March 15, 2014 (such redemption price being described above in the third paragraph of this “—Optional Redemption”) plus (2) all required remaining scheduled interest payments due on the notes through March 15, 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to March 15, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable trustee, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the applicable trustee after consultation with the Company.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day immediately preceding the redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot unless otherwise required by law.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the Company has defaulted in the payment of the redemption price.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances we are required to offer to purchase the notes as set forth below under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms described below. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon for the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each registered holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described below and in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable, except as set forth under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes tendered and not withdrawn pursuant to the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(2)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; and

(3)	the Fair Market Value of all forms of consideration other than cash or Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 10.0% of Consolidated Net Worth of the Company at the time each determination is made.

Any Asset Sale pursuant to an Involuntary Transfer shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer), the Company or a Restricted Subsidiary of the Company, as the case may be, may apply those Net Proceeds at its option as follows:

(1)	to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Senior Debt of the Company or any Indebtedness of a Restricted Subsidiary;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

(3)	to make a capital expenditure in a Permitted Business; or

(4)	to acquire other non-current assets that are used or useful in a Permitted Business.

The Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (2) or (3) of the prior sentence if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with clause (2) or (3), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any Net Proceeds, the Company will temporarily reduce any Credit Facility or other revolving credit borrowings, or, in the absence of any such borrowings, invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will, within thirty days thereafter, make an offer (an “Asset Sale Offer”) to all holders of notes and to the extent required, to all holders of other Indebtedness of the Company that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes (in integral multiples of $2,000) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of notes and other pari passu Indebtedness to be purchased or the lesser amount required under agreements governing such other pari passu Indebtedness, plus accrued and unpaid interest thereon to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any agreement (other than any agreement governing Credit Facilities for Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.

The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Payment Date”), the Company will apply all Excess Proceeds to the purchase of notes and the other pari passu Indebtedness to be purchased (on a pro rata basis, if applicable) or, if notes and such other pari passu Indebtedness in an aggregate principal amount less than the Excess Proceeds has been tendered, all notes and pari passu Indebtedness tendered in response to the Asset Sale Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The paying agent will promptly (but in any case not later than three Business Days after termination of the Asset Sale Offer Period) mail to each holder of notes properly tendered the payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The agreements governing the Company’s Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. If a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its applicable lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control or in connection with an asset sale as required by the indenture.”

Certain Covenants

The indenture contains covenants including, among others, those summarized below.

Ratings and Covenant Suspension

The Company has obtained and will maintain a credit rating for the notes from Moody’s and S&P until all of the Obligations of the Company under the indenture have been satisfied or discharged under the terms of the indenture. If either Moody’s or S&P ceases to rate the notes for reasons outside of the control of the Company, the Company shall obtain a credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.

During any period of time that the notes have a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher (each, an “Investment Grade Rating”) and no Default has occurred and is then continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

•	“—Repurchase at the Option of Holders—Change of Control;”

•	“—Repurchase at the Option of Holders—Asset Sales;”

•	“—Restricted Payments;”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Liens;”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

•	clause (4) of the covenant described under “—Merger, Consolidation or Sale of Assets;”

•	“—Transactions with Affiliates;”

•	“—Additional Subsidiary Guarantees;” and

•	“—Business Activities”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the notes such that the notes do not have an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the time of reinstatement of the Suspended Covenants upon such withdrawal or downgrade, calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “—Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

The indenture provides that, upon the occurrence of an Investment Grade Rating Event, as a result of the elimination of the covenant described under “—Liens,” the covenant described below under the heading “—Secured Indebtedness” will apply to the Company and its Subsidiaries and become effective only upon the occurrence of such an Investment Grade Rating Event. In the event the Suspended Covenants are reinstated, the Company and its Restricted Subsidiaries will not be subject to the “Secured Indebtedness” covenant.

Secured Indebtedness

If the Company or any Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary, the Company or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by a Lien and the Attributable Debt of all sale and leaseback transactions involving Principal Property would not exceed 15% of Consolidated Net Tangible Assets.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of the Company or to the Company or any Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at a Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the beginning of the first fiscal quarter commencing after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds, or the Fair Market Value of any Permitted Business or assets used or useful in a Permitted Business, received by the Company from the issue or sale, in either case since the beginning of the first fiscal quarter commencing after the Issue Date of (i) Equity Interests of the Company (other than Disqualified Stock) or (ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or such debt securities) sold to a Restricted Subsidiary of the Company), together with the aggregate cash received at the time of such conversion or exchange, or received by the Company from any such conversion or exchange of such debt securities sold or issued prior to the beginning of such first fiscal quarter, plus

(c)	to the extent not already included in Consolidated Net Income for such period, (i) if any Restricted Investment that was made after the beginning of the first fiscal quarter commencing after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, plus (ii) the net reduction in such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers and distributions of cash, assets or property, plus

(d)	if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate fair market value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and all Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary that were treated as Restricted Payments since such designation, in each case as of the date of such Investment.

For the avoidance of doubt, any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary, provided that (1) such Guarantee has not been called upon and (2) either (a) such Guarantee has been released or terminated, as the case may be, or (b) the obligation arising under such Guarantee no longer exists, shall not be considered as having been made as a Restricted Payment for purposes of calculating the amounts set forth in preceding clause (3).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution, or the consummation of an irrevocable redemption of subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, within 60 days after the date of declaration of the dividend or distribution or delivery of the irrevocable notice of redemption, as the case may be, if at the date of such declaration the dividend payment or distribution, or date on which such notice is delivered, such dividend, distribution or redemption, as the case may be, would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to a Stated Maturity, subordinated Indebtedness or Disqualified Stock of the Company or preferred stock of any Restricted Subsidiary with the net cash proceeds from an incurrence of, or exchange for the issuance of, Permitted Refinancing Indebtedness;

(4)	the declaration or payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any existing or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any employment agreements, equity subscription agreement, stock option agreement, management equity plan or stock option plan or other management or employee benefit plan, agreement or trust or similar agreements and plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed the sum of (i) $2.5 million in any twelve-month period, (ii) the aggregate net proceeds received by the Company during such twelve-month period from the issuance of such Equity Interests (other than Disqualified Stock) pursuant to such agreements or plans and (iii) the net cash proceeds of key man life insurance received by the Company or its Restricted Subsidiaries after the Issue Date;

(6)	so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of “Fixed Charges;”

(7)	the acquisition of Equity Interests by the Company (i) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise; (ii) in connection with the satisfaction of withholding tax obligations; or (iii) that may be deemed to occur, in connection with an acquisition by the Company or any of its Restricted Subsidiaries, by the return of Equity Interests constituting a portion of the purchase consideration in settlement of indemnification claims;

(8)	so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the making of payment on, or the defeasance, redemption, repurchase, retirement or other acquisition, in each case, prior to its Stated Maturity, of any subordinated Indebtedness of the Company or any Restricted Subsidiary by payments out of Excess Proceeds remaining after completion of an Asset Sale Offer;

(9)	the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity of the Company; and

(10)	so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, and to the extent not otherwise permitted in any other of the preceding clauses, Restricted Payments in an aggregate amount since the date notes are first issued not to exceed the greater of (A) $20.0 million and (B) 2.5% of Consolidated Net Tangible Assets, as of the date of making such Restricted Payments.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate, at anytime and from time to time, all or any portion of such Restricted Payment among all clauses of the preceding paragraph (as of the Issue Date, such clauses being clauses (1) through (10)) or among such clauses and the first paragraph of this covenant including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and the Company may issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this covenant does not apply to or prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness of the Company or any Guarantors of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder at each relevant time of determination) not to exceed the greater of (a) $250.0 million and (b) 20% of Consolidated Net Tangible Assets;

(2)	the Existing Indebtedness;

(3)	Indebtedness of the Company or any Guarantors represented by the notes and the Subsidiary Guarantees;

(4)	Indebtedness (including Acquired Debt) of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the acquisition of, or cost of construction, improvement, material repair or development of property, plant or equipment used in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $25.0 million and (b) 3.0% of Consolidated Net Tangible Assets, at any time outstanding;

(5)	Permitted Refinancing Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, defease, refund, refinance or replace, any Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (13) of this paragraph;

(6)	intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred by the Company or any of its Restricted Subsidiaries; provided that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary of the Company which is not a Guarantor is the obligee thereon, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted

Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or a Restricted Subsidiary, as the case may be, on the date of such issuance, sale or transfer that is not then permitted by this clause (6);

(7)	Hedging Obligations of the Company or any of its Restricted Subsidiaries incurred in the normal course of business and not for speculative purposes, designed to protect the Company or such Restricted Subsidiary against fluctuations in interest rates or currency exchange rates with respect to Indebtedness incurred or against fluctuations in the price of commodities used by that entity at the time;

(8)	Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if such Indebtedness being guaranteed is subordinated in right of payment to the notes or a Subsidiary Guarantee, then the Guarantee of that Indebtedness by the Company or the Guarantor shall be subordinated in right of payment to the notes or the Guarantor’s Subsidiary Guarantee, as the case may be;

(9)	Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bid, performance, surety, appeal and similar bonds and obligations and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(10)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days following the Company’s receipt of notice of the incurrence thereof;

(11)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company or any such Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12)	Acquired Debt of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of (a) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or (b) a Person that was acquired (by acquisition of its Capital Stock, merger, consolidation or otherwise) by the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition); provided that, at the time such Subsidiary becomes a Restricted Subsidiary or is acquired by the Company or any Restricted Subsidiary of the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant immediately after giving effect to the incurrence of such Indebtedness pursuant to this clause (12); and

(13)	to the extent not otherwise permitted by any other Permitted Debt clause, Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $50.0 million.

If an Unrestricted Subsidiary incurs Non-Recourse Debt and any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that is subject to this covenant. In addition, if at any time an Unrestricted Subsidiary fails to meet the definitional requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture, and any then outstanding Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and such incurrence will be subject to this covenant.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness (including Acquired Debt) at any time meets the criteria of more than one of the categories of Permitted Debt, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part in its sole discretion such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or portion thereof may be classified (or later classified or reclassified) in whole or part as having been incurred under more than one of the applicable clauses of Permitted Debt or pursuant to the first paragraph hereof. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or none other provisions of this covenant permitting such Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; and

(4)	if Indebtedness is secured by a letter of credit that only secures such Indebtedness, then the aggregate amount deemed incurred by such Indebtedness and such letter of credit shall be equal to the greater of (a) the principal amount of such Indebtedness and (b) the amount that can be drawn under such letter of credit.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or permit to exist any Lien (other than Permitted Liens) securing any Indebtedness upon any of their property or assets, now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the indenture and unless the notes and Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person other than the Company or a Restricted Subsidiary, as applicable; provided that the Company or any Restricted Subsidiary may enter into such a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness, Credit Facilities and Hedging Obligations and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such agreements, Credit Facilities, Hedging Obligations and the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	applicable law or any applicable rule, regulation or order of any court or governmental authority;

(3)	any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any assets, of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such restriction was created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(4)	(a) customary non-assignment provisions in any contract, license or lease and (b) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers or landlords under contracts, in the case of each of clauses (a) and (b), entered into in the ordinary course of business and consistent with past practices;

(5)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(6)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or other disposition;

(7)	Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(9)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements relating to sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either:

(a)	the Company is the resulting transferee or surviving Person, or

(b)	the resultant, transferee or surviving Person formed (if other than the Company) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	such resultant, transferee or surviving Person assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee, provided, that unless such resultant, transferee or surviving Person is a corporation, a corporate co-issuer of the notes may be added to the indenture by such supplemental indenture;

(3)	immediately after such transaction no Default exists; and

(4)	except in the case of a merger of the Company with or into a Guarantor, or a sale, assignment, transfer, conveyance or other disposition of assets to the Company or a Guarantor, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either the Company or the resultant, transferee or surviving Person (if other than the Company), would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), (i) any Restricted Subsidiary of the Company may consolidate with, merge into or sell, assign, transfer or convey all or part of its assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company to another state of the United States so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1.0 million, unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view, as evidenced by the delivery of the officers’ certificate provided for in clause (2) below; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment, equity award, equity option or equity appreciation agreement, plan agreement or similar compensation arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices and payments pursuant thereto;

(2)	fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(3)	loans or advances to employees in the ordinary course of business and consistent with past practices, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4)	transactions between or among (i) the Company and one or more of its Restricted Subsidiaries and (ii) any Restricted Subsidiaries;

(5)	transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(6)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company or any of its Restricted Subsidiaries;

(7)	Restricted Payments that are permitted by the covenant described above under the caption “—Restricted Payments;” and

(8)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of the Issue Date, and any amendments, modifications, supplements, extensions or renewals of those agreements entered into after the Issue Date; provided that, such amendments, modifications, supplements, extensions or renewals do not, in any material respects, adversely affect the rights, taken as a whole, of the holders of the notes as compared to the terms of the agreement in effect on the Issue Date.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary if the Subsidiary meets or would meet the definition of an “Unrestricted Subsidiary” and if no Default shall occur immediately after giving effect to such designation. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the date of the designation and will reduce the amount available for Restricted Payments under the first or second paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, a Default would not occur; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

Additional Subsidiary Guarantees

If any Domestic Subsidiary that is not a Guarantor guarantees, assumes or in any other manner becomes liable for Indebtedness of the Company or any Guarantor, then such Domestic Subsidiary will (1) become a Guarantor, (2) execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee and (3) execute an amendment to the registration rights agreement pursuant to which it becomes subject to the obligations of a guarantor thereunder, in each case, within 10 Business Days of the date on which it so became liable with respect to such Indebtedness; provided that, any Domestic Subsidiary that constitutes an Immaterial Subsidiary shall not be required to become a Guarantor until such time as it ceases to be an Immaterial

Subsidiary. Upon the release, termination or satisfaction of such Domestic Subsidiary’s guarantee or assumption of such Indebtedness, or as otherwise provided in the indenture, that Restricted Subsidiary’s Subsidiary Guarantee shall automatically be released and terminated.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any line of business activity other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the trustee and registered holders of notes, within five Business Days of the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10 K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will hold a quarterly conference call for the holders of the notes and securities analysts to discuss such financial information no later than 15 Business Days after distribution of such financial information.

The Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability (unless the SEC will not accept such a filing). If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website. Following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company, and to the extent applicable, the Guarantors, will be deemed to have furnished such reports and other information to the trustee and the holders of notes, and, to the extent herein provided, to securities analysts and prospective investors, if it has filed such reports and other information with the SEC using the EDGAR filing system (or any successor filing system), or if such system is not available to the Company, if it has filed such reports and other information on its website, and in each case, such reports and other information are publicly available thereon.

The Company and the Guarantors agree that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Certain Covenants—Merger, Consolidation or Sale of Assets,” and such failure continues for 30 days after the Company’s receipt of the written notice of such noncompliance given to it as provided below;

(4)	failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture (other than a failure that is subject to clause (1), (2) or (3) above), and such failure continues for 60 days after the Company’s receipt of the written notice of such noncompliance given to it as provided below;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million (excluding amounts covered by insurance, reimbursement agreements and indemnification agreements), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of that guarantee and the indenture) to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the indenture or the release of any Subsidiary Guarantee in accordance with the indenture); and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

A Default under clause (3) or clause (4) above will not be an Event of Default until the trustee or the holders of not less than 25% in the aggregate principal amount of the outstanding notes notifies, in writing, the Company of the Default and requests compliance with the specific provision or agreement as the case may be, that is the subject of such Default, and the Company does not cure such Default within the specified time after receipt of such notice.

Notwithstanding the above, if the Company elects, the sole remedy for a Default or an Event of Default relating to the failure to comply with the “Reports” covenant, and/or for failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will, for the 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes then outstanding over such portion of the 60-day period immediately following such Event of Default during which such Event of Default is continuing (such additional interest, “Default Interest”). In the event the Company does not elect to pay such Default Interest, upon an Event of Default to this covenant, the notes will be subject to acceleration as provided above. The Default Interest will accrue on all outstanding notes from and including the date on which an Event of Default relating to a failure to comply with the “Reports” covenant and/or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to, but not including, the 60th day thereafter (or such earlier date on which the Event of Default relating to such failure shall have been cured or waived). On such 60th day (or earlier, if the Event of Default relating to such failure is cured or waived prior to such 60th day) such Default Interest will cease to accrue and the notes will be subject to acceleration, as provided above, if the Event of Default is continuing. This provision will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. For all purposes of the indenture, references to interest means interest under the notes and any Default Interest payable pursuant to this paragraph.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of all holders of the notes (i) waive any existing Default or Events of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes and (ii) rescind an acceleration and its consequences, if the rescission would not violate with any judgment or decree and if all existing Events of Default have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium on, the notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Equity Interests of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of an independent registered public accounting firm, independent investment banking firm of nationally-recognized standing or other comparable financial professional, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens to secure such borrowings or any portion thereof) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, or if such breach or default would occur, which is not waived as of, and for all purposes, on and after the date of such defeasance;

(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company and the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; and

(8)	the Company must have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust as provided in the indenture, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and, the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur immediately after giving effect to the deposit and the deposit will not result in a breach of, or constitute a default under, any other material instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to certain exceptions, any existing Default, Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the percentage in principal amount of such outstanding notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	make any change in the ranking or priority of any note that would adversely affect the noteholder;

(9)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to provide for the issuance of additional notes and related Subsidiary Guarantees in accordance with the provisions set forth in the indenture or any related registration rights agreement;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to add any Restricted Subsidiary as an additional Guarantor as provided in the indenture or to evidence the succession of another Person to the Company, any Guarantor or any other obligor under the notes pursuant to the indenture, and the assumption by any such successor of the covenants and agreements of the Company, such Guarantor or such obligor contained in the indenture, the notes and in any Subsidiary Guarantee of such Guarantor, including the addition of any required co-issuer of the notes;

(8)	to release a Guarantor from its obligations under the indenture and its Subsidiary Guarantee pursuant to the indenture;

(9)	to provide for the acceptance of appointment of a successor trustee as provided in the indenture;

(10)	to add to the covenants of the Company, any Guarantor or any other obligor under the notes for the benefit of the holders of the note or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the notes, as applicable, in the indenture, in the notes or in any Subsidiary Guarantee;

(11)	to comply with the rules of any applicable securities depositary; and

(12)	to conform the text of the indenture, notes or Subsidiary Guarantees to any provision of this “Description of Notes” to the extent this “Description of Notes” contains text or provisions that are intended to be set forth verbatim in the indenture, notes or Subsidiary Guarantees;

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described under the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default of which a responsible officer of the trustee has been notified by the Company occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The new notes, like the old notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “global notes”).

The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”) if:

(1)	DTC

(a)	notifies the Company that it is unwilling or unable to continue as depositary for the global notes and the Company fails to appoint a successor depositary, or

(b)	has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon at least 20 days prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

The Company will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary), whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from such Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition (a “transfer”) of any assets or rights by the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the “Asset Sale” covenant;

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Restricted Subsidiaries); and

(3)	an Involuntary Transfer.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value, or receipt by the Company or any of its Restricted Subsidiaries of Net Proceeds, not in excess of $1.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the transfer of assets in the ordinary course of business;

(5)	transfer of damaged, worn-out or obsolete assets that, in the Company’s reasonable judgment, are either (a) no longer used or (b) no longer useful in the business of the Company or its Restricted Subsidiaries;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	(a) Permitted Investment or (b) Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(8)	any Lien permitted by the Indenture; and

(9)	any transfer of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business); provided that (A) the Fair Market Value of the assets traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary; (B) such trade or exchange, if the Fair Market Value of the related assets exceeded $20 million, is approved by the Board of Directors of the Company; and (C) any cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that the Attributable Debt of each of the following sale and leaseback transactions shall, in each case, be zero:

(1)	a sale and leaseback transaction in which the lease is for a period, including renewal rights, not in excess of one year;

(2)	a sale and leaseback transaction in which the transfer of the related property is made within 270 days of the acquisition or construction of, or the completion of a material improvement to, such property;

(3)	a sale and leaseback transaction in which the lease secures or relates to industrial revenue or pollution control bonds;

(4)	a sale and leaseback transaction in which the transaction is between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(5)	a sale and leaseback transaction pursuant to which the Company, within 270 days after the completion of the transfer of the related property, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property, the greater of the net proceeds from the transfer of the related property and the Fair Market Value of such property; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by all fees and expenses associated with the sale and leaseback transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function;

and with respect to each of the foregoing, any committee thereof duly authorized to act on behalf thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act);

(2)	the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company other than in a transaction that complies with the provisions under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any of its Restricted Subsidiaries solely for the purpose of effecting a reorganization of the Company and its Restricted Subsidiaries, provided that none of the events described in paragraphs (1) through and including (4) of this definition has occurred.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss, plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such expenses and losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation and amortization expenses (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization expenses and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, amounts in clauses (2), (4) and (5) relating to any Restricted Subsidiary that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without any prior governmental approval (that has not been obtained) and by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (without duplication):

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less the sum of (i) all current liabilities and current liability items and (2) all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other similar intangible assets, in each case, in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available.

“Consolidated Net Worth” means the total of the amounts shown on a Person’s consolidated balance sheet determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of (1) the par or stated value of all of such Person’s outstanding Capital Stock, (2) paid-in capital or capital surplus relating to such Capital Stock and (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date notes are first issued under the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of February 29, 2008, as amended, among the Company and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders or another lender).

“Default” means any event that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Company with the Change of Control offer and Asset Sale offer provisions of the indenture described above under the caption “—Repurchase at the Option of Holders” and unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants —Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) or options, warrants or rights with respect to such Capital Stock made for cash after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Subsidiaries” means

(1)	any Foreign Subsidiary; and

(2)	any Subsidiary that is an Immaterial Subsidiary.

As of the Issue Date and in addition to the Restricted Subsidiaries of the Company identified above in clauses (1) and (2), the following Subsidiaries are Excluded Subsidiaries and are not Guarantors: PDC Holdings de Mexico, S. de R.L. de C.V., a Mexican company, PDC Logistics de Mexico S. de R.L de C.V., a Mexican company, PDC Drilling Mexicana, S. de R.L. de C.V., a Mexican company, Pioneer Latina Group SDAD, Ltda., a Panamanian corporation, Pioneer de Colombia SDAD, Ltda., a Panamanian corporation, Proveedora Internacional de Taladros S.A.S., a Colombian company and Pioneer Services Holdings, LLC, a Delaware limited liability company.

“Existing Indebtedness” means the aggregate Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than any other Permitted Debt).

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by the Company or any of its Restricted Subsidiaries, if such consideration is in an amount of at least $25.0 million, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and if consideration is less than $25.0 million, the sale value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or exigent necessity of either party, determined in good faith by a responsible officer of the Company (unless otherwise expressly provided in the indenture).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise retires any Indebtedness (other than, without duplication, revolving credit borrowings under any Credit Facility and working capital borrowings) or issues, repurchases or redeems (or converts to, or exchanges for, any Capital Stock of such Person which is not Disqualifying Stock) any Disqualified Stock or preferred stock subsequent to the commencement of such reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which such calculation of the Fixed Charge Coverage Ratio is being made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, defeasance, redemption or retirement of Indebtedness, or such issuance, repurchase or redemption (or such conversion or exchange) of Disqualified Stock or such preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations or the acquisition of all or substantially all of the assets of another Person or a business line or division of another Person, and including any related financing transactions, during or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and may be made provided they are in accordance with Regulation S-X under the Securities Act of 1933;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(5)	in making such calculation, the Fixed Charges attributable to interest on any Indebtedness calculated on a pro forma basis and bearing a floating rate of interest will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(6)	in making such computation, the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility calculated on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	the Company’s Domestic Subsidiaries in existence on the date of the indenture that is not an Excluded Subsidiary;

(2)	any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and

(3)	their respective successors and assigns;

provided that any Person constituting a Guarantor as described above will cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements;

(3)	any commodity futures contract, commodity option or other similar agreements or arrangements; and

(4)	other similar agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Immaterial Subsidiary” means any Restricted Subsidiary that had:

(1)	assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $250,000; and

(2)	Consolidated Net Income not exceeding $250,000 for such fiscal year, provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	the principal of, and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, loans, debentures or similar instruments;

(2)	reimbursement obligations of such Person for the payment of banker’s acceptances or letters of credit;

(3)	Capital Lease Obligations of such Person;

(4)	obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(5)	Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

(6)	all indebtedness of others of the type referred to in the foregoing clauses (1) through (5) of this definition that are secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s such indebtedness or the Fair Market Value of such asset;

(7)	Attributable Debt regarding sale and leaseback transactions; or

(8)	to the extent not otherwise included, the Guarantee by such Person of any indebtedness of others of the type referred to in the foregoing clauses (1) through (7) of this definition, whether or not such Guarantee is contingent, and whether or not such Guarantee appears on the balance sheet of such Person;

in the case of the foregoing clauses (1) through (5), if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Statement of Financial Accounting Standard No. 133, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB— (or the equivalent) by S&P.

“Investment Grade Rating Event” means the first day on which the notes are assigned an Investment Grade Rating by a Rating Agency and no Default or Event of Default has occurred and is continuing.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances (excluding advances to customers in the ordinary course of business which are recorded as accounts receivable and commissions, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary as the case may be, will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of and other Investments in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Involuntary Transfer” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“Issue Date” means March 11, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers’

fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result of the Asset Sale and any related severance and associated costs, expenses and charges of personnel related to sold assets and related operations, (2) taxes paid or reserved as payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) any amounts paid in order to satisfy any Lien on the asset or assets in connection with such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (5) distributions and payments required to be made to any minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, but excluding any pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness); or (b) is directly or indirectly liable as a guarantor or otherwise (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness);

(2)	no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness) or any of its Restricted Subsidiaries.

“Obligations” means, without duplication, any principal, premium, if any, interest (interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Business” means the lines of business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date as described in this prospectus and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any deposit accounts, Investments in Cash Equivalents and advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of assets or property and deposits and prepaid expenses, in each case, in the ordinary course of business consistent with past practice;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment received or made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets from another Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received (a) in settlement of debts, claims and disputes owed to the Company or any Restricted Subsidiary that arose out of transactions in the ordinary course of business, (b) in connection with or as a result of a bankruptcy, workout or reorganization or similar arrangement of any Person or (c) as a result of a foreclosure or enforcement of other right or Lien by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	Investments in the form of (i) guarantees (including Subsidiary Guarantees) of Indebtedness or (ii) intercompany Indebtedness, in each case, as permitted under the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	Investments arising in connection with Hedging Obligations permitted to be incurred under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	loans made to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice and approved by the Board of Directors of the Company in an aggregate amount not to exceed $5 million outstanding at any one time;

(10)	repurchases or purchases of, or any Investment otherwise in, the notes;

(11)	Permitted Joint Venture Investments made by the Company or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) (net of return of capital, dividends and interest paid on Investments and sales, liquidations, repayments, payments and redemption of Investments), that does not exceed $20.0 million;

(12)	Investments pursuant to agreements and obligations of the Company and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced;

(13)	to the extent not otherwise permitted in any other clause of this definition, Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) of (a) $20.0 million and (b) 3.0% of Consolidated Net Tangible Assets; and

(14)	guarantees received with respect to any Permitted Investment listed above.

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 30% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means:

(1)	Liens securing Indebtedness and all other obligations under the Credit Facilities permitted to be incurred by clause (1) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired, constructed, improved, repaired or developed with, or secured by, such Indebtedness;

(3)	Liens securing Hedging Obligations related to Indebtedness permitted under the indenture;

(4)	Liens securing the notes and Subsidiary Guarantees related thereto;

(5)	Liens existing on the Issue Date;

(6)	Liens in favor of the Company or a Restricted Subsidiary;

(7)	without duplication, (i) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary of the Company and (ii) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that, such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Restricted Subsidiary of the Company or such acquisition of such property, as the case may be, and do not extend to any assets other than those of such Person;

(8)	without duplication, (i) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously secured and (ii) extensions, renewals, refinancings and replacements, in whole or part, of any of the Liens described in clauses (2), (5) or (7) of this definition; provided that:

(a)	any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, after-acquired property, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced; and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(9)	Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature and operating leases, in each case, incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(10)	banker’s Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owning to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(11)	Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and similar other Liens arising in the ordinary course of business or that are imposed by law in the ordinary course of business for sums not delinquent for a period of more than 30 days or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof, all being contested in good faith;

(12)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(13)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(14)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith, and, if necessary, by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(15)	any Liens securing industrial development, pollution control or similar bonds; and

(16)	to the extent not otherwise permitted in any other clause of the definition, Liens of the Company or any Restricted Subsidiary of the Company which do not exceed, at any one time outstanding, the greater of (a) $20.0 million and (b) 3.0% of Consolidated Net Tangible Assets.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date of, or later than, the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Permitted Refinancing Indebtedness is incurred either by the Company or the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership (limited or general), joint venture, association, joint-stock company, trust, business trust, unincorporated organization, limited liability company or government or agency, or any political subdivision thereof, or any other entity.

“Principal Property” means (1) a rig or (2) any other real property or other tangible assets or group of tangible assets having a fair market value in excess of $10 million, unless (a) any such properties or assets consist of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles or (b) the Board of Directors of the Company determines that any such properties or assets referred to in the preceding clause (1) or (2) is not material to the Company and its Subsidiaries taken as a whole, in each case, owned by the Company or any of its Restricted Subsidiaries.

“Rating Agencies” means Moody’s and S&P.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means:

(1)	all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

(2)	all other Obligations of such Person (including fees, charges, expenses, reimbursement obligations and other amounts payable in respect thereof and any interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of the preceding clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee.

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by such Person;

(2)	any intercompany Indebtedness of such Person or any of its Subsidiaries to such Person;

(3)	any trade payables;

(4)	any portion of any Indebtedness which at the time of incurrence is incurred in breach of the indenture; or

(5)	any Capital Stock (other than Disqualified Stock).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof; provided that all Unrestricted Subsidiaries will be excluded from all calculations under Rule 1-02(w) of Regulation S-X.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person; and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) of this definition and related to such Person or (b) the only general partners of which are that Person or one or more entities described in clause (1) of this definition and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company and (ii) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and would constitute an Investment that the Company could make in compliance with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of such new notes in violation of the provisions of the Securities Act of 1933; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933).

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes and, accordingly, the United States federal income tax consequences of holding the new notes (including the accrual of original issue discount on the new notes) are identical to those of holding the old notes. As a result, no gain or loss will be recognized by a holder upon receipt of a new note in exchange for an old note and any such holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

Persons considering the exchange of old notes for new notes in the exchange offer should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Fulbright & Jaworski L.L.P., San Antonio, Texas.

EXPERTS

The consolidated financial statements of Pioneer Drilling Company as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, and the nine months ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Pioneer files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Pioneer has filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s Website address is www.sec.gov.

This prospectus incorporates by reference the documents listed below that Pioneer has previously filed with the SEC (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K). They contain important information about Pioneer and the financial condition of Pioneer. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

Pioneer SEC Filing (file no. 001-08182)	Period and/or date filed
Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2010 and June 30, 2010
Current Reports on Form 8-K	Filed February 23, 2010, March 5, 2010, March 12, 2010 and May 20, 2010.

We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement or prior to the termination of the exchange offer, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished to the SEC pursuant to Item 2.02 of Item 7.01 on any Current Report on Form 8-K (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document.

You can obtain copies of any of these documents without charge by requesting them in writing or by telephone at:

Pioneer Drilling Company 1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209 Telephone number: (210) 828-7689

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

$250,000,000 OUTSTANDING

9.875% SENIOR NOTES DUE 2018

FOR

$250,000,000 REGISTERED

9.875% SENIOR NOTES DUE 2018

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED SEPTEMBER 2, 2010

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON OCTOBER 4, 2010 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, NA

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

If you wish to exchange old 9.875% Senior Notes due 2018 for an equal aggregate principal amount of new 9.875% Senior Notes due 2018 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated September 2, 2010 (the “Prospectus”), of Pioneer Drilling Company (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its 9.875% Senior Notes due 2018 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 9.875% Senior Notes due 2018 (the “old notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of March 11, 2010 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein), and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until December 1, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

OFFER TO EXCHANGE

$250,000,000 OF 9.875% SENIOR NOTES DUE 2018

FOR

$250,000,000 OF 9.875% SENIOR NOTES DUE 2018

WHICH HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED

PROSPECTUS

September 2, 2010